Exhibit 1

EBC 2013 FAMILY TRUST

PROMISSORY NOTE

$4,000,000	Osprey, Florida as of September 24, 2013

FOR VALUE RECEIVED, RAPHAEL LICHT, DANIEL G. COHEN and JEFFREY D. BLOMSTROM, as Trustees of a trust dated as of September 23, 2013, known as the “EBC 2013 FAMILY TRUST” (the “Maker” or the “Trust”), and not in their individual capacities, hereby promise to pay to the order of EDWARD E. COHEN and BETSY Z. COHEN, jointly or the survivor of them (collectively, and each individually, the “Payee”) the principal sum of Four Million Dollars ($4,000,000), together with interest from and after the Effective Date (as defined herein) on the principal balance outstanding at the rate set forth herein, in accordance with the provisions hereof.

1. General. The Trust has agreed to purchase from Institutional Financial Markets, Inc., a Maryland corporation (the “Company”): (i) an aggregate of Eight Hundred Thousand (800,000) shares of common stock, for a purchase price of Two Dollars ($2.00) per share, representing an aggregate purchase price of One Million Six Hundred Thousand Dollars ($1,600,000); and (ii) a convertible senior promissory note in the aggregate principal amount of Two Million Four Hundred Thousand Dollars ($2,400,000) (collectively, the “Transferred Interest”). In connection with the Trust’s purchase of the Transferred Interest from the Company, Payee has lent the necessary funds to the Trust in exchange for this promissory note (“Note”), which is secured by a pledge of the Transferred Interest pursuant to a security and pledge agreement of even date herewith by and between the Maker and the Payee (the “Security and Pledge Agreement”) and the personal guaranty of Daniel G. Cohen (the “Guaranty”), and any holder of this Note is entitled to all the benefits of the Security and Pledge Agreement and the Guaranty.

2. Rate of Interest. Interest shall accrue and compound annually on the unpaid principal balance under this Note at the rate of One and Sixty-Six Hundredths Percent (1.66%) per annum. All interest payable under this Note shall be computed on the basis of a three hundred sixty five (365) day year for the actual number of days elapsed. Interest shall begin to accrue and be payable annually from the date hereof (the “Effective Date”) and shall continue to accrue and be payable until this Note is paid in full. The first interest payment shall be due on the first anniversary of this Note.

3. Term. The term of this Note shall commence on the Effective Date with all principal, accrued interest, and other amounts owed hereunder being due and payable on or before September 23, 2018.

4. Prepayment. The Maker may prepay all or any part of the unpaid principal amount of this Note at any time and from time to time without premium or penalty, provided that any prepayment by the Maker shall be applied first to accrued but unpaid interest and then to principal.

5. Events of Default. The following shall constitute Events of Default hereunder:

(a) the Maker shall fail to make a required payment of principal and/or interest on this Note when due hereunder, whether at maturity, by acceleration or otherwise, and such failure continues for at least thirty (30) days after written notice thereof shall have been provided to the Maker by the Payee; or

(b) the Maker shall: (1) apply for, consent to or permit the appointment of a receiver, trustee or liquidator of the Maker or of all or a substantial part of its assets; (2) be unable, or admit in writing its inability, to pay the Maker’s debts as they mature; (3) make a general assignment for the benefit of creditors; (4) have instituted against it bankruptcy, reorganization, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law, which are not dismissed within sixty (60) days after such institution; or (5) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization, or an arrangement with creditors or to take advantage of any insolvency law, or any answer admitting the material allegations of a petition filed against the Maker in any such proceeding.

6. Remedies. Upon the occurrence and during the continuance of a Default:

(a) the Payee may at any time thereafter (unless all such Events of Default shall theretofore have been fully cured), by written notice to the Maker, declare the entire outstanding principal of this Note to be due and payable immediately, and upon such declaration such principal, and all accrued and unpaid interest, shall become and be immediately due and payable, without further notice; provided, that if the Event of Default is pursuant to subparagraph (b) above, such acceleration of maturity shall be automatic without the need for notice or any other act. In addition, Payee may, at Payee’s option, exercise any and all rights and remedies available to the Payee under applicable law.

(b) the Maker shall continue to pay interest, at the rate of Ten Percent (10%) per annum (but in no event higher than the maximum rate permitted by applicable law nor lower than the applicable federal rate in effect as of the date of the Default), on the outstanding balance due hereunder, and on any judgment obtained by the Payee with respect hereto, notwithstanding the occurrence of any Default, the acceleration or maturity of sums due hereunder, the obtaining of a judgment with respect hereto, any foreclosures, execution or sale pursuant to such judgment, or any other event or circumstances similar or dissimilar to any of the foregoing.

7. Attorneys’ Fees. Should the indebtedness represented by this Note or any part thereof be collected in any proceeding or placed in the hands of attorneys for collection, the Maker shall pay, in addition to the principal and interest due and payable hereon, all costs of collecting this Note, including reasonable attorneys’ fees and expenses.

8. Miscellaneous.

(a) The Maker expressly waives presentment, demand, protest or any other notice whatsoever, except those provided for herein or required by applicable law.

(b) No right or remedy herein conferred upon the holder of this Note is intended to be exclusive of any other right or remedy contained in any instrument or document delivered in connection with or pursuant to this Note, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

(c) No course of dealing between the Maker and the Payee and no failure or delay on the part of the Payee in exercising any rights or remedies of the Payee under this Note and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

(d) Nothing contained in this Note shall be deemed to establish or require a rate of interest in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid hereunder exceeds the maximum rate permitted by applicable law, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate permitted by such applicable law.

(e) The Note is absolutely and unconditionally payable by the Maker and is without any right of setoff which the Maker now has, or may later acquire, with respect to any claim against the Payee.

9. Successors and Assigns. This Note shall not be assignable or transferable by the Maker without the Payee’s prior written consent. This Note shall be binding upon the successors and assigns of the Maker and inure to the benefit of Payee and his successors and assigns.

10. Personal Liability. The Trustees of the Trust, in their individual capacity, shall have no personal liability for any failure to make the payments required hereunder or for any other act or omission not in compliance with the terms and provisions of this instrument.

11. Governing Law. This Note shall be construed in accordance with and governed by the laws of the State of Florida applicable to instruments executed and to be wholly performed in the State of Florida, without reference to its principles of conflicts of laws.

12. Severability. If any provision of this Note is construed to be invalid, illegal or unenforceable by any judicial or administrative authority, the validity and enforceability of the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

13. Counterparts. This Note may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Note.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Note on the day and year first above written.

MAKER:

EBC 2013 FAMILY 2013 TRUST

By:	/s/ RAPHAEL LICHT
RAPHAEL LICHT, Trustee

By:	/s/ DANIEL G. COHEN
DANIEL G. COHEN, Trustee

By:	/s/ JEFFREY D. BLOMSTROM
JEFFREY D. BLOMSTROM, Trustee

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